Exhibit 99.1

News Release

PAE Enters Into Agreement to be Acquired by Amentum

Stockholders to receive $10.05 per Share in Cash, a 70% Premium to October 22nd Closing Price

FALLS CHURCH, Va., October 25, 2021—PAE Incorporated (NASDAQ: PAE, PAEWW) (“PAE” or “the Company”), a leading, highly diversified, global company that provides a broad range of operational solutions and outsourced services to meet critical and enduring needs of the U.S. government, other allied governments, international organizations and companies, today announced that it has entered into a definitive agreement to be acquired by an affiliate of Amentum Government Services Holdings LLC (“Amentum”) in an all-cash transaction valued at approximately $1.9 billion, including the assumption of debt and certain fees.

Amentum is a premier global technical and engineering services partner supporting critical programs of national significance across defense, security, intelligence, energy, and environment.

Under the terms of the merger agreement, PAE shareholders will be entitled to receive $10.05 per share in cash upon the consummation of the transaction, which is subject to shareholder approval and other customary closing conditions, including regulatory approvals. The purchase price represents an approximately 70% premium over PAE’s closing price on October 22, 2021, the last trading day prior to the announcement of the transaction. The exercise price of PAE’s outstanding warrants will be adjusted pursuant to PAE’s warrant agreement unless the warrants are called for redemption pursuant to such warrant agreement.

“By achieving an approximately 70% premium over PAE’s closing price on October 22, 2021, PAE’s Board believes this transaction will deliver significant value for PAE’s shareholders. This is a historic milestone in PAE’s legacy of service to the U.S. Government spanning over 66 years,” said Marshall Heinberg, Chairman of the Board of Directors. “I want to commend Interim President and CEO Charlie Peiffer and the rest of the PAE management team for their outstanding work in getting the transaction to this point given many competing demands,” Heinberg said.

“I believe joining the capabilities and resources of PAE and Amentum will benefit the customers and employees of both companies. This transaction creates new opportunities for the technology innovation our customers need to drive their critical missions,” said PAE Interim CEO and President Charlie Peiffer. “Aided by an attractive demand environment and PAE’s diversification across its customer base, contract portfolio and geographic reach, combining with Amentum is expected to provide our customers a wide array of capabilities and services via a broad range of contracting vehicles. Furthermore, this transaction should provide strong growth opportunities in terms of career development for our employees.”

“Having a similar mission-oriented culture and creating new opportunities for our employees while maximizing shareholder value were of significant importance in the selection criteria for partnership in PAE’s next chapter,” said Peiffer. “We believe that joining with Amentum will enable PAE’s talented workforce to deliver even more innovative solutions to our customers.”

PAE’s Board of Directors has unanimously recommended that its stockholders approve and adopt the merger agreement with Amentum. However, during a “go-shop” period effective through November 29, 2021, PAE may actively solicit alternative acquisition proposals from third parties in accordance with the terms of the merger agreement. The merger agreement includes a “break fee” in the event PAE terminates the merger agreement, and this “break fee” will be discounted in the event of a termination during the “go-shop” period. PAE does not intend to disclose developments with respect to the solicitation process unless and until it determines such disclosure is appropriate or is otherwise required. Following the expiry of the “go-shop” period and the filing of the definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) and subsequent mailing to stockholders, a special meeting of PAE’s stockholders will be held as soon as practicable to approve and adopt the merger agreement. The transaction is not subject to any financing conditions. Upon completion of the acquisition, which is expected to occur by the end of the first quarter 2022, PAE will become wholly owned by an affiliate of Amentum.

An affiliate of Platinum Equity, PE Shay Holdings, LLC, which owns approximately 22.5% of PAE’s outstanding shares, has entered into an agreement with the Company to vote its shares in accordance with the recommendation of PAE’s Board with respect to the proposed transaction.

PAE will file a current report on Form 8-K with the SEC containing a summary of terms and conditions of the proposed transaction.

Advisors

Morgan Stanley & Co. LLC is acting as financial advisor; Morgan Stanley & Co. LLC and Raymond James & Associates, Inc. each provided fairness opinions to the PAE Board in connection with the transactions. Goodwin Procter LLP, Morgan, Lewis & Bockius LLP and Nichols Liu LLP are serving as legal advisors to PAE. Cravath, Swaine & Moore LLP acted as legal counsel to Amentum and Arnold & Porter Kaye Scholer LLP acted as regulatory and government contracts counsel.

About PAE

For more than 66 years, PAE has tackled the world’s toughest challenges to deliver agile and steadfast solutions to the U.S. government and its allies. With a global workforce of approximately 20,000 on all seven continents and in approximately 60 countries, PAE delivers a broad range of operational support services to meet the critical needs of our clients. Our headquarters is in Falls Church, Virginia. Find us online at pae.com, on Facebook, Twitter and LinkedIn.

About Amentum

Amentum is a premier global technical and engineering services partner supporting critical programs of national significance across defense, security, intelligence, energy, and environment. Amentum draws from a century-old heritage of operational excellence, mission focus, and successful execution underpinned by a strong culture of safety and ethics. Headquartered in Germantown, Maryland, Amentum employs more than 34,000 people in all 50 states and performs work in 105 foreign countries and territories. Visit amentum.com to explore how Amentum delivers excellence for its customers’ most vital missions.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used herein, words such as “address,” “anticipate,” “believe,” “consider,” “continue,” “develop,” “estimate,” “expect,” “further,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” and variations of such words and similar expressions as they relate to PAE, its management or the proposed transaction are often used to identify such statements as “forward-looking statements.” Such statements reflect the current views of the Company and its management with respect to future events, including the proposed transaction, and are subject to certain risks and uncertainties that may cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (i) PAE may be unable to obtain stockholder approval as required for the proposed transaction; (ii) other conditions to the closing of the proposed transaction may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; (iii) the proposed transaction may involve unexpected costs, liabilities or delays; (iv) the business of PAE may suffer as a result of uncertainty surrounding the proposed transaction; (v) shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (vi) PAE may be adversely affected by other economic, business, and/or competitive factors; (vii) the occurrence of any event, change or other circumstances could give rise to the termination of the definitive merger agreement with affiliates of Amentum; (viii) PAE’s ability to recognize the anticipated benefits of the proposed transaction; (ix) the risk that the proposed transaction disrupts PAE’s current plans and operations or diverts management’s or employees’ attention from ongoing business operations; (x) the risk of potential difficulties with PAE’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties as a result of the proposed transaction; and (xi) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of PAE and the proposed transaction are set forth in filings that PAE makes with the SEC from time to time, including those listed under “Risk Factors” in PAE’s Annual Report on Form 10-K for the year ended December 31, 2020, and filed with the SEC on March 16, 2021, as updated, or supplemented by subsequent reports that PAE has filed or files with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. PAE assumes no obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Important Information for Investors and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of PAE by affiliates of Amentum. In connection with the proposed transaction, PAE intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies from PAE’s shareholders for the proposed transaction. The proxy statement will contain important information about the proposed transaction and related matters. BEFORE MAKING A VOTING DECISION, SHAREHOLDERS OF PAE ARE URGED TO READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PAE, THE PROPOSED TRANSACTION AND RELATED MATTERS. Shareholders may obtain free copies of the proxy statement and other documents (when available) that PAE files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by PAE will also be available free of charge on PAE’s investor relations website at www.investors.pae.com or by contacting PAE’s Investor Relations Department.

Participants in the Solicitation

PAE and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from PAE’s stockholders in connection with the proposed transaction. Information regarding the ownership of PAE securities by PAE’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information about PAE’s directors and executive officers is also available in PAE’s proxy statement for its 2021 annual meeting of stockholders filed with the SEC on April 30, 2021, and is supplemented by other filings made, and to be made, with the SEC by PAE. Additional information regarding persons who may be deemed participants in the solicitation of proxies from PAE’s stockholders in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement described above when it is filed with the SEC. These documents are or will be available free of charge as described above.

For investor inquiries regarding PAE:

Mark Zindler

Vice President, Investor Relations

PAE

+1 (703) 717-6017

mark.zindler@pae.com

For media inquiries regarding PAE:

Terrence Nowlin

Senior Communications Manager

PAE

+1 (703) 656-7423

terrence.nowlin@pae.com

For inquiries regarding Amentum:

Christine Fuentes

+1 (540) 935-9597

christine.fuentes@amentum.com

Follow @Amentum_corp on Twitter

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